Exhibit 10.4 - Note dated January 4, 2010

$63,852.29	Dated as of: January 4, 2010

NOTE

SECTION 1. PROMISE TO PAY: For value received, Celestial Jets, Inc. (“Celestial”), with offices at 425 Madison Avenue, New York, NY 10017, promises to pay to the order of Clyburn Capital Management, Ltd. (the “Lender”) at its office at 25 Ellicott Place, Staten Island, New York 10301, or at such other place as the holder hereof may designate in writing, in lawful money of the United States, the principal sum of Sixty Three Thousand Eight Hundred Fifty Two and 29/100 Dollars, plus interest on the principal sum outstanding from the date hereof until paid, all as set forth below.

SECTION 2. INTEREST: The rate of interest under this Note shall be ten per cent (10%) per annum.

SECTION 3. PAYMENT AMOUNTS: On January 1, 2011, Celestial shall pay to the holder hereof all interest accrued on this Note through December 31, 2010. On the first day of each month thereafter, Celestial shall pay to the Lender a monthly payment equal to the interest owed for the prior month. The entire remaining principal balance of this Note plus any unpaid interest and all other amounts owing under this Note or the Mortgage, unless previously converted pursuant to Section 5, will be due and payable in full on January 4, 2012 (the “Maturity Date”). Notwithstanding such Maturity Date, the full principal balance and all accrued but unpaid interest on Note shall be payable on demand upon the occurrence of any of the following events:

c.	any registration statement filed under the Securities Act of 1933 (the “Act”) with respect to any securities of Celestial or any successor entity becomes effective;

d.	Celestial engages in any merger transaction in which Celestial is not the surviving entity.

Payments received hereunder shall be applied first to the payment of any advances, penalties or late charges owed by or made for the account of Celestial whether pursuant to this Note or otherwise and other amounts owed as the result of any default by Celestial, then to interest due on this Note, and then to the reduction of the principal sum due. Celestial agrees to pay forthwith a late charge of 5% of each payment that is not paid within 10 days of its due date. The late charge shall be calculated as a percentage of all principal and interest due.

SECTION 4. PREPAYMENT: This Note may not be prepaid in whole or in part except with the written consent of Lender.

SECTION 5. INTENTIONALLY OMITTED

SECTION 6. DEFAULT: An Event of Default shall include:

f)	any failure to pay, when due, any amount due hereunder;
g)	the failure to perform any of the terms, covenants or conditions of this Note;
h)	the filing by or against Celestial of any petition under the Bankruptcy Code or proceeding for receivership or under any insolvency, dissolution or conservation statute;
i)
the suspension of business, commencement of liquidation, assignment for the benefit of creditors, making of any offer of settlement, extension or composition, appointment of a committee of creditors or a liquidating agent, by or for Celestial; or

j)	the issuance of an attachment, injunction, execution, tax lien or filing of a judgment or other lien against Celestial.

The entire amount due and owing under this Note shall be immediately due and payable at the option of the Lender, without notice or demand except as expressly set forth herein, if any one or more of such Events of Default occurs, or if pursuant to any other provision of this Note, the Lender has the option to so require that this Note be repaid immediately in full.

SECTION 7. COLLECTION AND LITIGATION: Celestial agrees to pay any and all costs and expenses incurred by the holder hereof in the collection of this Note or the enforcement or interpretation of any of its provisions (including attorneys’ fees whether or not litigation is commenced). Celestial expressly waives any and every right to impose any counterclaim, setoff or defense in any action or proceeding brought hereunder, except for the defense of payment. This Note shall be governed by and construed in accordance with the laws of the State of New York. Celestial agrees to submit to the jurisdiction of the Supreme Court of the State of New York and agrees that personal jurisdiction over Celestial shall rest with such court for all purposes.

SECTION 8. TRANSFER OF NOTE: The Lender may transfer this Note and may deliver the security or any part thereof to the transferee or transferees, who shall thereupon become vested with all the powers and rights given to the Lender under the terms of any agreement executed by Celestial in connection with this Note; and the Lender shall thereafter be forever relieved and fully discharged from any liability or responsibility in the matter.

SECTION 9. WAIVER AND LIABILITY: Celestial and all endorsers hereof waive presentment and demand for payment, notice of dishonor, protest, and notice of protest. This Note and its provisions shall apply to and bind Celestial jointly and severally.

SECTION 10. NOTICES AND DEMANDS: (a) The making of any demand, oral or written, or the giving of any notice, in any one or more instances shall not establish a course of conduct nor constitute a waiver of the Lender’s rights. The Lender shall not be required to give any notice under this Note except as expressly provided in this Note.

(b) Any notices required or permitted to be given hereunder shall be: (i) personally delivered or (ii) given by registered or certified mail, postage prepaid, return receipt requested, or (iii) forwarded by nationally recognized overnight delivery service such as Federal Express or UPS, in each instance addressed to the addresses set forth at the beginning of this Note or such other addresses as the parties may for themselves designate by notice. All notices shall be in writing and shall be deemed given, in the case of notice by personal delivery, upon actual delivery, and in the case of appropriate mail or courier service, three days after deposit with the U.S. Postal Service or one day after delivery to the overnight service for overnight delivery. Notices may be given by the person or entity obligated to give such notice or by his, her or its attorney, representative or agent.

SECTION 11. WAIVER OR DELAY BY THE LENDER: The Lender shall not by any act, delay, omission or otherwise be deemed to have waived any rights or remedies hereunder. No waiver by the Lender shall be valid unless signed by the Lender. Any waiver by the Lender on any occasion shall not bar any right or remedy that the Lender would otherwise have had on any future occasion. The failure by the Lender to insist upon strict performance of each and all of the terms and conditions hereof shall not be construed or deemed to be a waiver of any such term or condition. No executory agreement unless signed by the Lender and no course of dealing or oral agreement between Celestial and the Lender shall be effective to waive, modify or discharge, in whole or in part, this Note or any provision hereof. All rights and remedies of the Lender shall be cumulative and may be exercised singly or concurrently.

SECTION 12. DEFENITION OF LENDER. The term “Lender” as used herein shall include any future holder of this Note.

SECTION 13. SEVERABILITY: If any provision of this Note is found to be unenforceable by any court, then the remainder of this Note shall remain fully enforceable against Celestial.

SECTION 14. WAIVER OF TRIAL BY JURY: Celestial and the Lender hereby expressly waive any and every right to trial by jury in any action on or related to this Note.

Celestial Jets, Inc.

By:	/s/ Gary Clyburn, Jr.
Gary Clyburn, Jr., President